     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2000
                                              REGISTRATION NUMBER 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       THE MERIDIAN RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)

                         TEXAS                                                  76-0319553
            (State of other jurisdiction of                                  (I.R.S. Employer
            incorporation or organization)                                  Identification No.)

                        1401 ENCLAVE PARKWAY, SUITE 300
                              HOUSTON, TEXAS 77077
                                 (281) 597-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           MR. JOSEPH A. REEVES, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       THE MERIDIAN RESOURCE CORPORATION
                        1401 ENCLAVE PARKWAY, SUITE 300
                              HOUSTON, TEXAS 77077
                                 (281) 597-7000
(Name, address, including zip code, and telephone number including area code, of agent for service)

                                   Copies to:

                  GARY A. MESSERSMITH                                       CHARLES L. STRAUSS
                 FOUTS & MOORE, L.L.P.                                  FULBRIGHT & JAWORSKI L.L.P.
            1300 POST OAK BLVD., 20TH FLOOR                              1301 MCKINNEY, SUITE 5100
                 HOUSTON, TEXAS 77056                                    HOUSTON, TEXAS 77010-3095
                    (713) 986-7200                                            (713) 651-5151

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, subject to market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                              PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                         AGGREGATE           AMOUNT OF
                SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)  REGISTRATION FEE(2)
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
Debt Securities.............................................
Preferred Stock, par value $1.00 per share..................    $100,000,000           $26,400
Common Stock, par value $0.01 per share.....................
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

(1) The amount of securities to be registered consists of an indeterminate number or amount of Debt Securities, Preferred Stock and Common Stock as may from time to time be issued at indeterminate prices. The prospectus herein covers $100,000,000 of Securities. In addition, this Registration Statement includes such presently indeterminate amount or number of Debt Securities, Preferred Stock and Common Stock as may be issuable from time to time upon conversion or exchange of the Securities being registered hereunder.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act") No separate consideration will be received for any Debt Securities, Preferred Stock or Common Stock issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 21, 2000

PROSPECTUS

                                 [LOGO TO COME]

                                  $100,000,000

               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

     This prospectus relates to the following securities of The Meridian Resource Corporation (the "Securities"):

     - debt securities, which may be senior or subordinated debt securities;

     - preferred stock; and

     - common stock.

     We will provide the specific terms of the Securities in supplements to this prospectus. This prospectus may not be used to sell Securities unless it is accompanied by a prospectus supplement.

     Our common stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "TMR". Any common stock sold pursuant to a prospectus supplement will be listed on that exchange, subject to official notice of issuance. On July 19, 2000 the last reported sales price for our common stock was 5 3/4 per share.

     YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN THE SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            , 2000

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer any combination of the Securities described in this prospectus in one or more offerings, with a total initial offering price of up to $100,000,000 as we may designate in prospectus supplements. We will offer the Securities described in this prospectus in one or more offerings with an aggregate offering price of up to $100,000,000.

     This prospectus provides you with a general description of the debt securities, preferred stock and common stock that we may offer. When we use this prospectus to offer Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change the information contained in this prospectus.

     We may offer the Securities in amounts, at prices, and on terms determined at the time of offering. We may sell the Securities directly to you or through underwriters we select. If we use underwriters to sell the Securities, we will name them and describe their compensation in a prospectus supplement.

     Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

                    ABOUT THE MERIDIAN RESOURCE CORPORATION

     We are an independent oil and natural gas exploration and production company with operations focused on onshore regions in south Louisiana and the Texas Gulf Coast as well as offshore regions in the Gulf of Mexico. We use both 3-D seismic and computer-aided exploration (CAEX) technology to explore and develop our oil and natural gas properties.

     As of December 31, 1999, our reserves totaled 365 Bcfe, which represents an increase of 20% over year-end 1998. These reserves have an average life of seven years and consist of approximately 55% natural gas reserves with 69% of those being proved developed and 31% being proved undeveloped. The present value of future net cash flows before income taxes for these reserves is $596 million, which is an increase of $303 million, or 103%, over year-end 1998 (based on prices of $25.81 per Bbl of oil and $2.48 per Mcf of natural gas). In addition to the proved reserves, we hold rights and licenses to over 4,300 square miles of 3-D seismic data as well as access to over 156,065 miles of 2-D seismic data. Our average net production during 1999 and the first three months of this year was 135 Mmcfe per day and 158 Mmcfe per day, respectively.

     We believe we are among the leaders in the use of 3-D seismic technology by independent oil and natural gas companies. We also believe we have a competitive advantage in the areas where we operate because of both our large inventory of 2-D and 3-D seismic data and our expertise with and disciplined application of 3-D seismic technology.

     In 1997, we expanded our operations into the Gulf of Mexico by acquiring Cairn Energy USA in exchange for shares of our common stock. This acquisition both expanded the geographic scope of our operations and provided us with a greater base from which to expand and execute our business. Following the acquisition of Cairn, we acquired substantially all of Shell Oil Company's onshore oil and natural gas property interests in south Louisiana through two separate transactions. We consummated these transactions on June 30, 1998 and as a result Shell became the beneficial owner of 39.9% of our common stock on a fully diluted basis.

     Our principal executive offices are located at 1401 Enclave Parkway, Suite 300, Houston, Texas, and our telephone number is (281) 597-7000.

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

                           FORWARD-LOOKING STATEMENTS

     We believe that some statements contained in this prospectus or in the documents incorporated by reference into this prospectus relate to results or developments that we anticipate will or may occur in the future and are not statements of historical fact. Those statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will" and similar expressions identify forward-looking statements. Examples of forward looking statements include statements about the following:

     - our future operating results,

     - our repayment of debt,

     - our future capital expenditures,

     - our expansion and growth of operations, and

     - our future investments in and acquisitions of oil and natural gas properties.

     We have based these forward-looking statements on assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, and expected future developments. However, you should be aware that these forward-looking statements are only our predictions and we cannot guarantee any such outcomes. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

     - general economic and business conditions,

     - exposure to market risks in our financial instruments,

     - fluctuations in worldwide prices and demand for oil and natural gas,

     - fluctuations in the levels of our oil and natural gas exploration and development activities,

     - risks associated with oil and natural gas exploration and development activities,

     - competition for raw materials and customers in the oil and natural gas industry,

     - technological changes and developments in the oil and natural gas industry,

     - regulatory uncertainties and potential environmental liabilities,

     - potential for and uncertainty of the outcome of pending or threatened litigation, and

     - additional matters discussed under "Risk Factors".

                                  RISK FACTORS

     In addition to the information contained in this prospectus, in the prospectus supplements, and in the documents incorporated by reference into this prospectus, you should carefully consider the following information before making an investment decision. If any of the following risks actually occur, our financial condition and our results of operations could be materially and adversely affected. Additional risks and uncertainties not presently known to us may also impair our business operations.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results may differ from those anticipated in these forward-looking statements as a result of both the risks described below and factors described elsewhere in this prospectus. You should read the section above entitled "Forward-Looking Statements" for further discussion of these matters.

THE OIL AND NATURAL GAS MARKET IS VOLATILE AND EXPOSES US TO FINANCIAL RISKS

     Our profitability and cash flow are highly dependent on the market prices of oil and natural gas. Historically, the oil and natural gas markets have proven cyclical and volatile as a result of factors that are beyond our control. These factors include taxes, consumer product demand, the weather, the price and availability of alternative fuels, the level of imports and exports of oil and natural gas, worldwide economic, political, and regulatory conditions, and action taken by the Organization of Petroleum Exporting Countries.

     Any significant decline in oil and natural gas prices or any other unfavorable market conditions could have a material adverse affect on our financial condition and on the carrying value of our proved reserves. Consequently, we may not be able to generate sufficient cash flows from operations to meet our obligations and to make planned capital expenditures. Price declines may also affect the measure of discounted future net cash flows of our reserves, a result that could adversely impact the borrowing base under our credit facility and may increase the likelihood that we will incur additional impairment charges on our oil and natural gas properties for financial accounting purposes.

OUR HEDGING TRANSACTIONS MAY NOT ADEQUATELY PREVENT LOSSES

     We cannot predict future oil and natural gas prices with certainty. To manage our exposure to the risks inherent in such a volatile market, from time to time we have entered into commodities futures, swap or option contracts to hedge a portion of our oil and natural gas production against market price changes. Hedging transactions are intended to limit the negative effect of further price declines, but may also prevent us from realizing the benefits of price increases above the levels reflected in the hedges.

OUR RESERVE ESTIMATES AND FUTURE NET CASH FLOWS ARE UNCERTAIN

     Our estimates of the quantities of proved reserves and our projections of both future production rates and the timing of development expenditures are uncertain. You should not construe these reserve estimates as the current market value of our oil and natural gas reserves. Any downward revisions of these estimates could adversely affect our financial condition and our borrowing base under the credit facility.

     We are unaware of any technique that gives exact measurements of the underground accumulations of oil and natural gas. Instead, those accumulations must be estimated by our reserve engineers from T.J. Smith & Company, Inc. The accuracy of those reserve estimates depends in large part on the quality of available data and on the engineering and geological interpretation of our engineers. Our engineers may calculate estimates that vary widely from estimates calculated by another team of independent engineers. Our engineers may even make material changes to reserve estimates based on the results of actual drilling, testing, and production. Consequently, our reserve estimates often differ from the quantities of oil and natural gas we ultimately recover.

     We also make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect when judged against our actual experience. Any significant variance from these assumptions could greatly affect our estimates of reserves and of future net cash flows.

WE DEPEND ON KEY PERSONNEL TO EXECUTE OUR BUSINESS PLANS

     The loss of any key executives or any other key personnel could have a material adverse affect on our operations. We depend on the efforts and skills of our key executives, including Joseph A. Reeves, Jr., Chairman of the Board and Chief Executive Officer, and Michael J. Mayell, President and Chief Operating Officer. Moreover, as we continue to grow our asset base and the scope of our operations, our future profitability will depend on our ability to attract and retain qualified personnel.

WE COMPETE AGAINST SIGNIFICANT PLAYERS IN THE OIL AND NATURAL GAS INDUSTRY

     The oil and natural gas industry is highly competitive. Our ability to acquire additional properties and to discover additional reserves depends on our ability to consummate transactions in this highly competitive environment. We compete with major oil companies, other independent oil and natural gas companies, and individual producers and operators. Many of these competitors have access to greater financial and personnel resources than those to which we have access. Moreover, the oil and natural gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing oversupply or depressed prices could greatly affect our revenues.

THE OIL AND NATURAL GAS MARKET IS HEAVILY REGULATED

     We are subject to various federal, state and local laws and regulations. These laws and regulations govern safety, exploration, development, taxation and environmental matters that are related to the oil and natural gas industry. To conserve oil and natural gas supplies, regulatory agencies may impose price controls and may limit our production. Certain laws and regulations require drilling permits, govern the spacing of wells and the prevention of waste, and limit the total number of wells drilled or the total allowable production from successful wells. Other laws and regulations govern the handling, storage, transportation and disposal of oil and natural gas and any byproducts produced in oil and natural gas operations. These laws and regulations could adversely impact our operations and our revenues.

     Laws and regulations that affect us may change from time to time in response to economic or political conditions. Thus, we must also consider the impact of future laws and regulations that may be passed in the jurisdictions where we operate. We anticipate that future laws and regulations related to the oil and natural gas industry will become increasingly stringent and cause us to incur substantial compliance costs.

THE NATURE OF OUR OPERATIONS EXPOSES US TO ENVIRONMENTAL LIABILITIES

     Our operations create the risk of environmental liabilities. We may incur liability to governments or to third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water. We could potentially discharge oil or natural gas into the environment in any of the following ways:

     - from a well or drilling equipment at a drill site,

     - from a leak in storage tanks, pipelines or other gathering and transportation facilities,

     - from damage to oil or natural gas wells resulting from accidents during normal operations, or

     - from blowouts, cratering or explosions.

     Environmental discharges may move through the soil to water supplies or to adjoining properties, giving rise to additional liabilities. Some laws and regulations could impose liability for failure to obtain the proper permits for, to control the use of, or to notify the proper authorities of a hazardous discharge.

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

Such liability could have a material adverse effect on our financial condition and our results of operations and could possibly cause our operations to be suspended.

     We may also be liable for any environmental hazards created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. Such liability would affect the costs of our acquisition of those properties. In connection with any of these environmental violations, we may also be charged with remedial costs.

     Pollution and similar environmental risks generally are not fully insurable. When we executed the Shell transactions in 1998, we received a limited indemnification from Shell for pre-acquisition liabilities, but that indemnification expired in June 1999. We received no contractual indemnification from Cairn for pre-acquisition liabilities.

     Although we do not believe that our environmental risks are materially different from those of comparable companies in the oil and natural gas industry, we cannot assure you that environmental laws will not result in decreased production, substantially increased costs of operations or other adverse effects to our combined operations and financial condition.

WE REQUIRE SUBSTANTIAL CAPITAL REQUIREMENTS TO FINANCE OUR OPERATIONS

     We have substantial anticipated capital requirements. Our ongoing capital requirements consist primarily of the need to fund our 2000 capital and exploration budget and the acquisition, development, exploration, production and abandonment of oil and natural gas reserves.

     From 1995 to 1999, we increased our capital and exploration expenditures from $44.8 million to $108.2 million. Our Board of Directors established our 2000 capital and exploration budget at $85.0 million (excluding purchased reserves and interest capitalized).

     We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

     - asset sales,

     - available cash and cash investments,

     - cash provided by operating activities,

     - capital raised through debt and equity offerings and

     - funds received under our bank line of credit.

     Although we believe the funds provided by these sources will be sufficient to meet our 2000 cash requirements, the uncertainties and risks associated with future performance and revenues will ultimately determine our liquidity and our ability to meet anticipated capital requirements. If declining prices cause our revenues to decrease, we may be limited in our ability to replace our reserves, to maintain current production levels and to undertake or complete future drilling programs. As a result, our production and revenues would continue to decrease over time and may not be sufficient to satisfy our projected capital expenditures. We cannot assure you that we will be able to obtain additional debt or equity financing in such a circumstance.

OUR OPERATIONS ENTAIL INHERENT CASUALTY RISKS FOR WHICH WE MAY HAVE INADEQUATE INSURANCE

     We must continually acquire, explore and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and our revenues will decline if we are not successful in our drilling, acquisition or exploration activities. Although we have historically maintained our reserve base primarily through successful exploration and development operations, we cannot assure you that future efforts will be similarly successful. Casualty risks and other operating risks could cause reserves and revenues to decline.

     Our onshore and offshore operations are subject to inherent casualty risks such as fires, blowouts, cratering and explosions. Other risks include pollution, the uncontrollable flows of oil, natural gas, brine or well fluids, and the hazards of marine and helicopter operations such as capsizing, collision and adverse weather and sea conditions. These risks may result in injury or loss of life, suspension of operations, environmental damage or property and equipment damage, all of which would cause us to experience substantial financial losses.

     Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. Our offshore properties involve higher exploration and drilling risks such as the cost of constructing exploration and production platforms and pipeline interconnections as well as weather delays and other risks. Although we carry insurance that we believe is in accordance with customary industry practices, we are not fully insured against all casualty risks incident to our business. We do not carry business interruption insurance. Should an event occur against which we are not insured, that event could have a material adverse effect on our financial position and our results from operations.

OUR OPERATIONS ALSO ENTAIL SIGNIFICANT OPERATING RISKS

     Our drilling activities involve risks, such as drilling non-productive wells or dry holes, which are beyond our control. Often, the cost of drilling and operating wells and of installing production facilities and pipelines is uncertain. Cost overruns are common risks that often make a project uneconomical. The decision to purchase and to exploit a prospect property depends on the evaluations made by our reserve engineers, the results of that are often inconclusive or subject to multiple interpretations. We may also decide to reduce or cease our drilling operations due to title problems, weather conditions, noncompliance with governmental requirements or shortages and delays in the delivery or availability of equipment or fabrication yards.

     Another risk of our operations is the proper marketing of our oil and natural gas production. Effective marketing depends on factors such as the existing market supply and demand for oil and natural gas and the limitations imposed by governmental regulations. The proximity of our reserves to pipelines and the available capacity of such pipelines and other transportation, processing and refining facilities also affect our marketing efforts. Even if we discover hydrocarbons in commercial quantities, a substantial period of time may elapse before we begin commercial production. If pipeline facilities in an area are insufficient, we may have to wait for the construction or expansion of pipeline capacity before we can market production from that area. Another risk lies in our ability to negotiate commercially satisfactory arrangements with the owners and operators of production platforms in close proximity to our wells. Also, natural gas wells may be shut in for lack of market demand or because of the inadequate capacity or unavailability of natural gas pipelines or gathering systems.

WE HAVE INCURRED A HIGH LEVEL OF DEBT

     If we are unable to generate sufficient cash flows from operations in the future to service our debt, we may need to refinance all or a portion of our existing debt or to obtain additional financing. We cannot assure you that any such refinancing or additional financing would be possible. Our ability to meet our debt service obligations and to reduce our total indebtedness will depend on our future performance and our ability to maintain or increase cash flows from our operations. These outcomes are subject to general economic conditions and to financial, business and other factors affecting our operations, many of which we do not control, including the prevailing market prices for oil and natural gas. We cannot assure you that our business will continue to generate cash flows at or above current levels.

OUR LENDERS IMPOSE RESTRICTIONS ON US THAT LIMIT OUR ABILITY TO CONDUCT BUSINESS

     Our credit facility contains restrictive covenants with which we must comply or we risk being found in default of that debt instrument. If we default, the holders of the debt instrument could accelerate the payment of all borrowed funds, together with accrued and unpaid interest. We cannot assure you that we

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

would be able to remit such an accelerated payment or to access sufficient funds from alternative sources to remit any such payment. Even if we could obtain additional financing, we cannot assure you that the terms of that financing would be favorable or acceptable to us.

     The restrictive covenants impose significant operating and financial restraints that could impair our ability to obtain future financing, to make capital expenditures, to pay dividends, to engage in mergers or acquisitions, to withstand future downturns in our business or in the general economy or to otherwise conduct necessary corporate activities. Furthermore, we have pledged all of our offshore oil and natural gas properties and the stock of all of our principal operating subsidiaries as collateral for the indebtedness under our credit facility. If we are in material default of our obligations under that credit facility, the lenders are entitled to liens on additional oil and natural gas properties. This pledge of collateral to our credit facility lenders could impair our ability to obtain additional financing on favorable terms.

WE ARE DEPENDENT ON OTHER OPERATORS WHO INFLUENCE OUR PRODUCTIVITY

     Even on properties we do not operate, we try to maintain significant influence over the nature and timing of exploration and development activities to the extent possible. However, we have limited influence over operations on some of our oil and natural gas properties, including limited control over the maintenance of both safety and environmental standards. The operators of those properties may:

     - refuse to initiate exploration or development projects (in which case we may propose desired exploration or development activities),

     - refuse to provide us with funding for any of the projects the operators have refused to initiate,

     - initiate exploration or development projects on a slower schedule than we prefer, or

     - drill more wells or build more facilities on a project than we can adequately finance, which may limit our participation in those projects or limit our percentage of the revenues from those projects.

The occurrence of any of the foregoing events could have a material adverse effect on our anticipated exploration and development activities.

OUR WORKING INTEREST OWNERS FACE CASH FLOW AND LIQUIDITY CONCERNS

     If oil and natural gas prices decline, many of our working interest owners may experience liquidity and cash flow problems. These problems may lead to their attempting to delay the pace of drilling or project development in order to conserve cash. Any such delay may be detrimental to our projects. In most cases, we can influence the pace of development by enforcing our joint operating agreements. Some working interest owners, however, may be unwilling or unable to pay their share of the project costs as they become due. A working interest owner may declare bankruptcy and refuse or be unable to pay its share of the project costs and we would be obligated to pay that working interest owner's share of the project costs.

OUR INABILITY TO ACQUIRE OR INTEGRATE ACQUIRED COMPANIES MAY INHIBIT OUR GROWTH

     Our business strategy calls for us to make acquisitions of businesses that complement or expand our current business. We cannot assure you that we will be able to identify attractive acquisition opportunities. Even if we do identify attractive opportunities, we cannot assure you that we will be able to complete the acquisition or to do so on commercially acceptable terms. If we do complete an acquisition, we must anticipate difficulties in integrating its operations, systems, technology, management and other personnel with our own. These difficulties may disrupt our ongoing operations, distract our management and employees and increase our expenses. Even if we are able to overcome such difficulties, we cannot assure you that we will realize the anticipated benefits of any acquisition. Furthermore, we may incur additional debt or issue additional equity securities to finance any future acquisitions. Any issuance of additional securities may dilute the value of shares currently outstanding.

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ADDITIONAL RISK FACTORS

     Please see the prospectus supplement and our filings with the Securities and Exchange Commission incorporated herein for additional risk factors that may be applicable to a particular class or issuance of Securities or to us in the future.

                                USE OF PROCEEDS

     Unless we set forth other uses of proceeds in a prospectus supplement, we will use the net proceeds of the sale of Securities described in this prospectus and in any prospectus supplement for retirement of existing debt, repurchase of common or preferred stock, future acquisitions and other general corporate purposes.

     The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. We will disclose in a prospectus supplement any future proposal to use net proceeds from an offering of our Securities to finance a specific purpose, if applicable.

        RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the ratio of earnings to fixed charges in conjunction with our consolidated financial statements (including the notes thereto) incorporated by reference to our most recent Annual Report on Form 10-K as filed with the SEC.

                                 THREE MONTHS ENDED
                                      MARCH 31,                   YEAR ENDED DECEMBER 31,
                                 -------------------   ---------------------------------------------
                                   2000       1999      1999      1998      1997      1996     1995
                                 --------   --------   ------   --------   -------   ------   ------
                                                               ($000)
Earnings:
  Earnings (loss) before income
     taxes.....................   10,851     (3,639)   16,867   (256,060)  (28,534)  16,666    7,488
Add back:
  Interest expense(2)..........    6,332      5,055    22,879     13,211     5,149    2,582    2,589
  Interest portion of
     rental expense............      184        111       568        287       245      216      191
Subtract back:
  Preference security
     dividend..................   (1,350)    (1,350)   (5,400)    (2,700)       --       --       --
                                  ------     ------    ------   --------   -------   ------   ------
Earnings as adjusted...........   16,017        177    34,914   (245,262)  (23,140)  19,464   10,268
                                  ======     ======    ======   ========   =======   ======   ======
Fixed charges
  Interest expense.............    6,332      5,055    22,879     13,211     5,149    2,582    2,589
  Interest portion of
     rental expense............      184        111       568        287       245      216      191
  Preference security
     dividend..................    1,350      1,350     5,400      2,700        --       --       --
                                  ------     ------    ------   --------   -------   ------   ------
                                   7,866      6,516    28,847     16,198     5,394    2,798    2,780
                                  ======     ======    ======   ========   =======   ======   ======
Ratio of earnings to fixed
  charges......................     2.04x        (1)     1.21x        (1)       (1)    6.96x    3.69x

---------------

(1) Earnings were insufficient to cover fixed charges by $261.5 million and $28.5 million for the years ended December 31, 1998 and 1997, respectively. Earnings for the three months ended March 31, 1999 were insufficient to cover fixed charges by $6.3 million.
(2) Includes amortization of debt expense.

     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, that portion of rental expense on operating leases deemed to be the equivalent of interest and dividends on preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in a prospectus supplement relating to such Debt Securities.

GENERAL

     The Senior Debt Securities will be issued under an indenture (the "Senior Indenture"), to be entered into between Meridian and a trustee named in the applicable prospectus supplement, as trustee (the "Senior Trustee"), and the Subordinated Debt Securities will be issued under a separate indenture (the "Subordinated Indenture") also to be entered into between Meridian and a trustee named in the applicable prospectus supplement, as trustee (the "Subordinated Trustee"). The term "Trustee" as used herein shall refer to the Senior Trustee or the Subordinated Trustee, as appropriate. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures" and individually as an "Indenture". The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"), and may be supplemented from time to time following execution.

     The terms of the Debt Securities include those stated in the applicable Indenture and those made part of such Indenture by reference to the TIA. The Debt Securities are subject to all such terms, and holders of Debt Securities are referred to the applicable Indenture and the TIA for a statement of those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the Indentures, including the definitions of certain terms therein, and the TIA. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indentures.

TERMS

     The Debt Securities will be direct, unsecured obligations of Meridian. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of Meridian. The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of Meridian as described below under "-- Subordination".

     Reference is made to the prospectus supplement relating to the particular series offered thereby for the terms of such Debt Securities, including where applicable:

     - the form and title of the Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

     - the aggregate principal amount of the Debt Securities and any limit on such aggregate principal amount;

     - the date or dates on which the Debt Securities may be issued;

     - the date or dates on which the principal of and premium, if any, on the Debt Securities shall be payable;

     - the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue;

     - the dates on which interest, if any, shall be payable and the record dates for the interest payment dates;

     - the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities of the series will be payable;

     - the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed at the option of Meridian or otherwise;

     - any optional or mandatory redemption or any sinking fund or analogous provisions;

     - if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Debt Securities of the series shall be issuable;

     - if other than the principal amount thereof, the portion of the principal amount of the Debt Securities that shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the applicable Indenture;

     - whether payment of the principal of and premium, if any, and interest, if any, on the Debt Securities shall be without deduction for taxes, assessments, or governmental charges paid by the holders;

     - the currency or currencies, or currency unit or currency units, in which the principal of and premium, if any, and interest, if any, on the Debt Securities shall be denominated, payable, redeemable or purchasable, as the case may be;

     - any Events of Default with respect to the Debt Securities that differ from those set forth in the applicable Indenture;

     - whether the Debt Securities will be convertible;

     - whether the Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series;

     - provisions regarding the convertibility or exchangeability of the Debt Securities;

     - covenants restricting Meridian's and its subsidiaries' ability to make certain types of payments and investments, incur indebtedness and dispose of assets; and

     - any other terms not inconsistent with the provisions of the applicable Indenture.

     Unless otherwise indicated in the prospectus supplement relating thereto, the Debt Securities of any series will be issued only in fully registered form in denominations of $1,000 or any integral multiple thereof. The Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "-- Global Debt Securities".

     Each Indenture will provide that the Debt Securities may be issued in one or more series, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the Board of Directors of Meridian or as established in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     One or more series of Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any such series of Debt Securities will be described generally in the prospectus supplement relating thereto.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Depositary"), or its nominee, identified in the prospectus supplement relating to such series. Unless and until such global certificate or certificates are exchanged in whole or in part for Debt Securities in individually certificated form, a global Debt Security may not be transferred or exchanged except as a whole to a nominee of the Depositary for such global Debt Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor, except in the circumstances described in the applicable prospectus supplement.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Debt Security representing all or a portion of a series of Debt Securities will be described in the prospectus supplement relating to such series.

SUBSIDIARY GUARANTEES

     Meridian's payment obligations under a series of the Debt Securities may be jointly and severally guaranteed (the "Subsidiary Guarantees") by certain Subsidiaries of Meridian (the "Guarantors"). Any Subsidiary of Meridian that guarantees any Indebtedness of Meridian will be required to execute a Subsidiary Guarantee and become a Guarantor under the applicable Indenture. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantors are permitted to guarantee under applicable law without creating a "fraudulent conveyance". A description of the terms of any Subsidiary Guarantee will be contained in the prospectus supplement relating to the Debt Securities that are being guaranteed.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, each Indenture will provide that the following will be Events of Default with respect to any series of Debt Securities issued thereunder:

     - failure to pay any interest on any Debt Security of such series when due, continued for a period set forth in the applicable prospectus supplement;

     - failure to pay principal of (or premium, if any, on) any Debt Security of such series when due and such failure continues for a period set forth in the applicable prospectus supplement;

     - failure to perform or comply with any covenant or warranty of Meridian contained in the Debt Securities of such series or in the applicable Indenture, continued for a period set forth in the applicable prospectus supplement after written notice as provided in the Indenture (other than a default otherwise specifically dealt with in the applicable Indenture or in any supplemental indenture); and

     - any other Event of Default set forth in the applicable supplemental indenture and prospectus supplement relating to the Debt Securities of such series.

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, then in every such case either the applicable Trustee or the holders of at least a specified percentage of the aggregate principal amount of the outstanding Debt Securities of that series may accelerate the maturity of all Debt Securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a specified percentage of the aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the applicable Indenture.

     Each Indenture will provide that no holder of any Debt Security will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee thereunder written notice of a continuing Event of Default and unless the holders of at least a specified percentage of the aggregate principal amount of the outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within a specified number of days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of (and premium, if any) or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

     Subject to provisions in each Indenture relating to its duties in case an Event of Default shall have occurred and be continuing, neither Trustee is under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable indemnity. Subject to the provisions in each Indenture for the indemnification of the Trustee thereunder, the holders of a specified percentage of the aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee.

     Meridian will be required to furnish to each Trustee annually a statement as to the performance by Meridian of certain of its obligations under the applicable Indenture and as to any default in such performance.

DEFEASANCE

     Each Indenture will provide that, at the option of Meridian, (A) if applicable, Meridian will be discharged from any and all obligations in respect of the Debt Securities of any series issued under such Indenture or (B) if applicable, Meridian may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the applicable Indenture and the Debt Securities of any series issued thereunder, and that such Debt Securities shall no longer be subject to the subordination provisions in the case of either (A) or (B) upon irrevocable deposit with the applicable Trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on such Debt Securities. With respect to clause
(B), the obligations under the applicable Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause
(A), Meridian has received from, or there has been published by, the Internal Revenue Service ("IRS") a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), Meridian has delivered to the applicable Trustee an Opinion of Counsel to the effect that the holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default with respect to such Debt Securities shall have occurred or be continuing; (iii) Meridian has delivered to the applicable Trustee an Opinion of Counsel to the effect that such deposit shall not cause such Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent.

SUBORDINATION

     Upon any distribution to creditors of Meridian in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt, but the obligation of Meridian to make payment of the principal of and interest on the Subordinated Debt Securities will not otherwise be affected. No payment of principal or interest may be made on the Subordinated Debt Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or Meridian receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Debt Securities are paid in full, Holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of Meridian may recover more, ratably, than holders of the Subordinated Debt Securities.

MODIFICATION AND WAIVER

     Modifications and amendments of either Indenture may be made by Meridian and the applicable Trustee with the consent of the holders of a majority in aggregate principal amount of all outstanding Debt Securities issued under such Indenture that are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby:

     - change the Stated Maturity of the principal of, or any installment of interest on, any such Debt Security;

     - reduce the principal amount of (or the premium), or interest on, any such Debt Security;

     - change the place or currency of payment of principal of (or premium), or interest on, any such Debt Security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security;

     - reduce the percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture;

     - reduce the percentage of aggregate principal amount of outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults; and

     - modify any provisions of such Indenture relating to the modification and amendment of such Indenture or the waiver of past defaults or covenants, except as otherwise specified.

     The holders of a percentage of the aggregate principal amount, as specified in the applicable prospectus supplement, of the outstanding Debt Securities of a series may waive compliance by Meridian with certain restrictive provisions of the applicable Indenture. The holders of a percentage of the aggregate principal amount, as specified in the applicable prospectus supplement, of the outstanding Debt Securities of a series may waive any past default under the applicable Indenture.

THE TRUSTEE

     Both Indentures will provide that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the applicable Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     Both Indentures and the provisions of the TIA incorporated by reference therein will contain limitations on the rights of each of the Trustees, should it become a creditor of Meridian, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. Each of the Trustees will be permitted to engage in other transactions with Meridian or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the applicable Indenture or in the TIA), it must eliminate such conflict or resign.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of Meridian or any of its affiliates shall have any personal liability in respect of the obligations of Meridian under either of the Indentures or the Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Indentures and the Debt Securities offered hereby will be governed by, and construed in accordance with, the laws of the State of New York.

          DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK OF MERIDIAN

     Our articles of incorporation authorize the issuance of 200,000,000 shares of common stock at $0.01 par value and 25,000,000 shares of preferred stock at $1.00 par value. As of June 30, 2000 there were 46,707,231 shares of common stock outstanding held by approximately 1,000 holders of record and 3,982,906 shares of preferred stock outstanding held by one holder of record. Because the following description of our capital stock is a summary, it does not contain all the information that may be important to you. You should read the following documents for more complete information:

     - our amended articles of incorporation,

     - our amended by-laws,

     - the Stock Rights and Restrictions Agreement dated June 30, 1998,

     - the Certificate of Designation dated June 30, 1998, and

     - the Registration Rights Agreement dated June 30, 1998.

COMMON STOCK

     All shares of our common stock shall rank equally and be identical within their classes in all respects regardless of series, except as to the terms that may be specified by the Board of Directors. All shares of any one series of a class of common stock shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates on which dividends shall accrue and be cumulative. Shares of common stock of any one class or series may be issued with either full or limited voting powers or with no voting powers. Any rights, designations, preferences, or limitations on common stock shall be clearly stated in the resolution adopted by the Board of Directors providing for the issuance of such stock and may be made dependent upon facts ascertainable outside such resolution.

     Except as required by law or provided in any resolution adopted by our Board of Directors designating any series of our preferred stock, the holders of common stock:

     - will possess the exclusive voting power of Meridian,

     - are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders,

     - are entitled to receive any dividends as may be declared by our Board of Directors in its sole discretion out of legally available funds, and

     - in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and after the liquidation preference of any outstanding preferred stock.

     Holders of common stock have no preemptive rights, no rights to convert their common stock into any other securities and no cumulative voting rights at any election of directors. Each holder of common stock is entitled to vote in person or by proxy the number of shares owned by him in the election of each director for whose election he has a right to vote. No redemption or sinking fund provisions apply to the common stock. All of the outstanding shares of common stock are, and any shares offered hereby will be, fully paid and nonassessable. The registrar and transfer agent of our common stock is American Stock Transfer & Trust Co.

PREFERRED STOCK

     Our articles of incorporation authorize our Board of Directors to issue shares of preferred stock in one or more series. For each series of preferred stock, our Board of Directors shall designate the number of shares of the series, the applicable voting powers of the series, and any rights, designations, preferences, or limitations on the series. Shares of preferred stock of any one class or series may be issued with either full or limited voting powers or with no voting powers.

     All of the shares of our preferred stock shall rank equally and be identical within their classes in all respects regardless of series, except as to the terms that may be specified by the Board of Directors. All shares of any one series of a class of preferred stock shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates on which dividends shall accrue and be cumulative. Holders of preferred stock have no preemptive rights and no cumulative voting rights at any election of directors.

     You should refer to the Certificate of Designation dated June 30, 1998, which sets forth the terms of the 3,982,906 shares of preferred stock we issued to an affiliate of Shell Oil Company as consideration for the acquisition of substantially all of Shell's onshore oil and natural gas property interests in south Louisiana.

                              PLAN OF DISTRIBUTION

     We may sell the Securities:

     - through underwriters as named in the applicable prospectus supplement,

     - directly to investors or to other purchasers, or

     - through a combination of these two methods of sale.

     Any agent, dealer or underwriter may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to any offering of the Securities will set forth the offering terms, including the name or names of any underwriters, the purchase price of the Securities and the proceeds to us from such sale, any underwriting discounts, commissions or other items constituting compensation to the underwriter, any initial public offering price, any underwriting discounts, commissions or other items allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the Securities offered in this prospectus.

     If underwriters are used in the sale, they will acquire the Securities for their own account and may resell the Securities from time to time in one or more transactions at a fixed price or prices that are subject to change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If so indicated in the prospectus supplement, we will authorize underwriters to solicit offers by certain specified purchasers to purchase the Securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of these contracts. The underwriters soliciting these contracts will have no responsibility for the validity or performance of any such contracts.

     The Securities may or may not be listed on a national securities exchange (other than the common stock, which is listed on the New York Stock Exchange.) Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell the Securities for public offering and sale may make a market in those Securities, but the underwriters will not be obligated to do so and may discontinue any market making activities at any time without notice. We cannot assure you that there will be an active trading market for any Securities.

     In connection with distributions of the Securities, we may enter into hedging transactions with broker-dealers through which those broker-dealers may sell the Securities registered hereunder in the course of hedging, through short sales, the positions they assume with us.

     We may enter into agreements with any underwriters who participate in the distribution of the Securities to reimburse them for certain expenses, to provide contribution to payments they may be required to make in any distribution, and to indemnify them against certain civil liabilities, including liabilities under the Securities Act.

     Certain underwriters and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise specified in a prospectus supplement relating to the Securities, certain legal matters with respect to the validity of the Securities will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas and for the underwriters, if any, by counsel to be named in the appropriate prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of The Meridian Resource Corporation, appearing in The Meridian Resource Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                               RESERVE ENGINEERS

     We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 1998 and 1999, included in Meridian's Annual Report on Form 10-K for the year ended December 31, 1999, from the reserve report of T.J. Smith & Company, Inc., independent petroleum engineers. We have incorporated all of that information by reference herein on the authority of T.J. Smith & Company, Inc. as experts in such matters.

     We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 1997, included in Meridian's Annual Report on Form 10-K for the year ended December 31, 1999, from the reserve report of the Ryder Scott Company. We have incorporated all of that information by reference herein on the authority of the Ryder Scott Company as experts in such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission pursuant to the Exchange Act. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0300 for further information on the public reference rooms. Our filings are also available to the public at the Securities and Exchange Commission's web site on the Internet at http://www.sec.gov. You can also inspect and copy such reports, proxy statements, and other information regarding us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede this information.

     We incorporate by reference the following documents and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     - Meridian's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     - Meridian's Quarterly Report on Form 10-Q for the three months ended March 31, 2000.

     - Meridian's Current Report on Form 8-K dated July 20, 2000.

     Upon oral or written request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Send your requests to P. Richard Gessinger, Executive Vice President and Chief Financial Officer, The Meridian Resource Corporation, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077, telephone number: 281-597-7000.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the distribution of the common stock covered by this registration statement. We will bear all of the expenses except as otherwise indicated.

Registration fee under the Securities Act...................   $26,400
Printing and engraving expenses*............................
Legal fees and expenses*....................................
Accounting fees and expenses*...............................
Fees and expenses of trustee and counsel*...................
Stock exchange listing fees.................................
Miscellaneous*..............................................
                                                               -------
          Total.............................................   $
                                                               -------

---------------

* Estimated solely for the purpose of this Item. Actual expenses may be more or less, depending on the nature of the offering and the type of security.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Texas law and our articles of incorporation and bylaws include provisions designed to limit the liability of our officers and directors and, in certain circumstances, to indemnify our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

     Indemnification. Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by him in connection with or in defending any of the following:

     - a threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, or investigative,

     - an appeal in such an action, suit, or proceeding, or

     - an inquiry or investigation that could lead to such an action, suit, or proceeding in which he is a party or to which he is subject by reason of his position.

     With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as he conducted himself in good faith and reasonably believed that such conduct was in the best interest of the corporation. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as he conducted himself in good faith and he reasonably believed that his conduct was not opposed to the best interests of the corporation. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. Indemnification is mandatory if a director or officer is wholly successful on the merits or otherwise in defense of any proceeding. Article Nine of Meridian's Articles of Incorporation and Article XII of Meridian's bylaws require the indemnification of officers and directors to the fullest extent permitted by the Texas Business Corporation Act.

     The bylaws also allow Meridian to maintain insurance coverage that indemnifies any officer or director against liabilities asserted against him in such capacity.

     Exculpation Of Monetary Liability. Effective as of August 28, 1989, Article 7.06.B of the Texas Miscellaneous Corporation Laws Act was amended to allow a corporation to include provisions in its articles of incorporation that relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, its shareholders or its members, except under certain circumstances, including:

     - a breach of the director's duty of loyalty to the corporation, its shareholders or its members,

     - an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law,

     - a transaction from which the director derived an improper benefit, or

     - an act or omission for which the director's liability is expressly provided for by statute.

     Article Ten of Meridian's Articles of Incorporation provides that our directors are not liable to us or to our shareholders for monetary damages for an act or omission in their capacity as director, subject to the above restrictions. These limitations on a director's liability may not affect claims arising under the federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

           2.1           -- Agreement and Plan of Merger dated March 27, 1998,
                            between Meridian, LOPI Acquisition Corp., Shell Louisiana
                            Onshore Properties, Inc. and Louisiana Onshore
                            Properties, Inc. (incorporated by reference from
                            Meridian's Current Report on Form 8-K dated June 30,
                            1998).
           2.2           -- Purchase and Sale Agreement dated effective October 1,
                            1997, by and between The Meridian Resource Corporation
                            and Shell Western E&P Inc. (incorporated by reference
                            from Meridian's Current Report on Form 8-K dated June 30,
                            1998).
           3.1           -- Third Amended and Restated Articles of Incorporation of
                            Meridian (incorporated by reference to Meridian's
                            Quarterly Report on Form 10-Q for the three months ended
                            September 30, 1998).
           3.2           -- Amended and Restated Bylaws of Meridian (incorporated by reference to Meridian's Quarterly Report on Form 10-Q for
                            the three months ended September 30, 1998).
           3.3           -- Certificate of Designation for Preferred Stock dated June
                            30, 1998 (incorporated by reference from Meridian's
                            Current Report on Form 8-K dated June 30, 1998).
           4.1           -- Specimen Common Stock Certificate (incorporated by
                            reference to Exhibit 4.1 of Meridian's Registration
                            Statement on Form S-1, as amended (Reg. No. 33-65504)).
          *4.2           -- Common Stock Purchase Warrant of Meridian dated October
                            16, 1990, issued to Joseph A. Reeves, Jr. (incorporated
                            by reference to Exhibit 10.8 of Meridian's Annual Report
                            on Form 10-K for the year ended December 31, 1991, as
                            amended by Meridian's Form 8 filed March 4, 1993).
          *4.3           -- Common Stock Purchase Warrant of Meridian dated October
                            16, 1990, issued to Michael J. Mayell (incorporated by
                            reference to Exhibit 10.9 of Meridian's Annual Report on
                            Form 10-K for the year ended December 31, 1991, as
                            amended by Meridian's Form 8 filed March 4, 1993).

          *4.4           -- Registration Rights Agreement dated October 16, 1990,
                            among Meridian, Joseph A. Reeves, Jr. and Michael J.
                            Mayell (incorporated by reference to Exhibit 10.7 of
                            Meridian's Registration Statement on Form S-4, as amended
                            (Reg. No. 33-37488)).
          *4.5           -- Warrant Agreement dated June 7, 1994, between Meridian
                            and Joseph A. Reeves, Jr. (incorporated by reference to
                            Exhibit 4.1 of Meridian's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 1994).
          *4.6           -- Warrant Agreement dated June 7, 1994, between Meridian
                            and Michael J. Mayell (incorporated by reference to
                            Exhibit 4.1 of Meridian's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 1994).
           4.7           -- Amended and Restated Credit Agreement dated May 22, 1998, among Meridian, the several banks and financial
                            institutions and other entities from time to time parties
                            thereto (the "Lenders"), The Chase Manhattan Bank, as
                            administrative agent for the Lenders, Bankers Trust
                            Company, as syndication agent, Chase Securities Inc., as
                            advisor to Meridian, Chase Securities Inc., B.T. Alex.
                            Brown Incorporated, Toronto Dominion (Texas), Inc. and
                            Credit Lyonnais New York Branch as co-arrangers, and
                            Toronto Dominion (Texas), Inc. and Credit Lyonnais New
                            York Branch, as co-documentation agents (incorporated by
                            reference from Meridian's current report on Form 8-K
                            dated June 30, 1998).
           4.8           -- Second Amended and Restated Guarantee dated June 30,
                            1998, between the Guarantors signatory thereto and The
                            Chase Manhattan Bank, as Administrative Agent for the
                            Lenders (incorporated by reference from Meridian's
                            current report on Form 8-K dated June 30, 1998).
           4.9           -- Amended and Restated Pledge Agreement, dated May 22,
                            1998, between Meridian and The Chase Manhattan Bank, as
                            Administrative Agent (incorporated by reference from
                            Meridian's current report on Form 8-K dated June 30,
                            1998).
           4.10          -- First Amendment to Amended and Restated Pledge Agreement
                            dated June 30, 1998 (incorporated by reference from
                            Meridian's current report on Form 8-K dated June 30,
                            1998).
           4.11          -- Amendment No. 2 dated November 13, 1998 to Amended and
                            Restated Credit Agreement dated May 22, 1998, by and
                            among Meridian, The Chase Manhattan Bank as
                            administrative agent, and the various lenders party
                            thereto (incorporated by reference from Meridian's
                            Quarterly Report on Form 10-Q for the three months ended
                            September 30, 1998).
          *4.12          -- The Meridian Resource Corporation Directors' Stock Option
                            Plan (incorporated by reference to Exhibit 10.5 of
                            Meridian's Annual Report on Form 10-K for the year ended
                            December 31, 1991, as amended by Meridian's Form 8 filed
                            March 4, 1993).
           4.13          -- Stock Rights and Restrictions Agreement dated as of June
                            30, 1998, by and between The Meridian Resource
                            Corporation and Shell Louisiana Onshore Properties Inc.
                            (incorporated by reference from Meridian's Current Report
                            on Form 8-K dated June 30, 1998).
           4.14          -- Registration Rights Agreement dated June 30, 1998, by and between The Meridian Resource Corporation and Shell
                            Louisiana Onshore Properties Inc. (incorporated by
                            reference from Meridian's Current Report on Form 8-K
                            dated June 30, 1998).
          10.1           -- See exhibits 4.2 through 4.14 for additional material
                            contracts.

         *10.2           -- The Meridian Resource Corporation 1990 Stock Option Plan
                            (incorporated by reference to Exhibit 10.6 of Meridian's
                            Annual Report on Form 10-K for the year ended December
                            31, 1991, as amended by Meridian's Form 8 filed March 4,
                            1993).
         *10.3           -- Employment Agreement dated August 18, 1993, between
                            Meridian and Joseph A. Reeves, Jr. (incorporated by
                            reference from Meridian's Annual Report on Form 10-K for
                            the year ended December 31, 1995).
         *10.4           -- Employment Agreement dated August 18, 1993, between
                            Meridian and Michael J. Mayell (incorporated by reference
                            from Meridian's Annual Report on Form 10-K for the year
                            ended December 31, 1995).
         *10.5           -- Form of Indemnification Agreement between Meridian and
                            its executive officers and directors (incorporated by
                            reference to Exhibit 10.6 of Meridian's Annual Report on
                            Form 10-K for the year ended December 31, 1994).
         *10.6           -- Deferred Compensation agreement dated July 31, 1996,
                            between Meridian and Joseph A. Reeves, Jr. (incorporated
                            by reference to Exhibit 10.1 of Meridian's Quarterly
                            Report on Form 10-Q for the quarter ended September 30,
                            1996).
         *10.7           -- Deferred Compensation agreement dated July 31, 1996,
                            between Meridian and Michael J. Mayell (incorporated by
                            reference to Exhibit 10.1 of Meridian's Quarterly Report
                            on Form 10-Q for the quarter ended September 30, 1996).
         *10.8           -- Texas Meridian Resources Corporation 1995 Long-Term
                            Incentive Plan (incorporated by reference to Exhibit 10.6
                            of Meridian's Annual Report on Form 10-K for the
                            year-ended December 31, 1996).
         *10.9           -- Texas Meridian Resources Corporation 1997 Long-Term
                            Incentive Plan (incorporated by reference to Exhibit 10.2
                            of Meridian's Quarterly Report on Form 10-Q for the three
                            months ended June 30, 1997).
         *10.10          -- Cairn Energy USA, Inc. 1993 Directors Stock Option Plan,
                            as amended (incorporated by reference to Exhibit 10.7 of
                            Cairn Energy USA, Inc.'s Registration Statement on Form
                            S-1 (Reg. No.33-64646)).
         *10.11          -- Employment Agreement with Lloyd V. DeLano effective
                            November 5, 1997 (incorporated by reference to Exhibit
                            10.2 of Meridian's Quarterly Report on Form 10-Q for the
                            three months ended September 30, 1998).
         *10.12          -- Employment Agreement with P. Richard Gessinger effective
                            December 1, 1997 (incorporated by reference to Exhibit
                            10.3 of Meridian's Quarterly Report on Form 10-Q for the
                            three months ended September 30, 1998).
         *10.13          -- The Meridian Resource Corporation TMR Employee Trust Well
                            Bonus Plan (incorporated by reference to Exhibit 10.16 of
                            Meridian's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         *10.14          -- The Meridian Resource Corporation Management Well Bonus
                            Plan (incorporated by reference to Exhibit 10.17 of
                            Meridian's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         *10.15          -- The Meridian Resource Corporation Geoscientist Well Bonus
                            Plan (incorporated by reference to Exhibit 10.18 of
                            Meridian's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
        **12.1           -- Statement re Computation of Ratios.
          21.1           -- Subsidiaries of Meridian (incorporated by reference to
                            Exhibit 21.1 of Meridian's Annual Report on Form 10-K for
                            the year ended December 31, 1998).
        **23.1           -- Consent of Ernst & Young LLP.

        **23.2           -- Consent of T. J. Smith & Company, Inc.
        **23.3           -- Consent of Ryder Scott Company.

---------------

 * Management contract or compensation plan.

** Filed herewith.

ITEM 17. UNDERTAKINGS

     We hereby undertake:

     To file, during any period in which the offer or sale is being made, a post-effective amendment to this registration statement:

     - to include any prospectus required by Section 10(a)(3) of the Securities Act,

     - to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities being offered (if the total dollar value of securities being offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     - to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or in any material change to such information in the registration statement; provided, however, that the undertakings set forth in the previous two clauses do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports that we filed with or furnished to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     That, for purposes of determining any liability under the Securities Act, each of our filings pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Meridian has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Meridian of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 20, 2000.

                                          THE MERIDIAN RESOURCE CORPORATION

                                          By:   /s/ JOSEPH A. REEVES, JR.
                                            ------------------------------------
                                                  Joseph A. Reeves, Jr.,
                                                  Chairman of the Board
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints Joseph A. Reeves, Jr. and Michael J. Mayell, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement and all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities on July 20, 2000.

                        NAME                                               TITLE
                        ----                                               -----
              /s/ JOSEPH A. REEVES, JR.                Chairman of the Board and Chief Executive
-----------------------------------------------------    Officer, Director (principal executive
                Joseph A. Reeves, Jr.                    officer)

                /s/ MICHAEL J. MAYELL                  President, Director
-----------------------------------------------------
                  Michael J. Mayell

              /s/ P. RICHARD GESSINGER                 Executive Vice President and Chief Financial
-----------------------------------------------------    Officer (principal financial officer)
                P. Richard Gessinger

                 /s/ J.H. SHEFFIELD                    Preferred Director
-----------------------------------------------------
                   J.H. Sheffield

               /s/ GARY A. MESSERSMITH                 Director
-----------------------------------------------------
                 Gary A. Messersmith

                  /s/ JOE E. KARES                     Director
-----------------------------------------------------
                    Joe E. Kares

                   /s/ E.L. HENRY                      Director
-----------------------------------------------------
                     E.L. Henry

                        NAME                                               TITLE
                        ----                                               -----
                 /s/ JACK A. PRIZZI                    Director
-----------------------------------------------------
                   Jack A. Prizzi

                  /s/ JAMES T. BOND                    Director
-----------------------------------------------------
                    James T. Bond

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           2.1           -- Agreement and Plan of Merger dated March 27, 1998,
                            between Meridian, LOPI Acquisition Corp., Shell Louisiana
                            Onshore Properties, Inc. and Louisiana Onshore
                            Properties, Inc. (incorporated by reference from
                            Meridian's Current Report on Form 8-K dated June 30,
                            1998).
           2.2           -- Purchase and Sale Agreement dated effective October 1,
                            1997, by and between The Meridian Resource Corporation
                            and Shell Western E&P Inc. (incorporated by reference
                            from Meridian's Current Report on Form 8-K dated June 30,
                            1998).
           3.1           -- Third Amended and Restated Articles of Incorporation of
                            Meridian (incorporated by reference to Meridian's
                            Quarterly Report on Form 10-Q for the three months ended
                            September 30, 1998).
           3.2           -- Amended and Restated Bylaws of Meridian (incorporated by reference to Meridian's Quarterly Report on Form 10-Q for
                            the three months ended September 30, 1998).
           3.3           -- Certificate of Designation for Preferred Stock dated June
                            30, 1998 (incorporated by reference from Meridian's
                            Current Report on Form 8-K dated June 30, 1998).
           4.1           -- Specimen Common Stock Certificate (incorporated by
                            reference to Exhibit 4.1 of Meridian's Registration
                            Statement on Form S-1, as amended (Reg. No. 33-65504)).
          *4.2           -- Common Stock Purchase Warrant of Meridian dated October
                            16, 1990, issued to Joseph A. Reeves, Jr. (incorporated
                            by reference to Exhibit 10.8 of Meridian's Annual Report
                            on Form 10-K for the year ended December 31, 1991, as
                            amended by Meridian's Form 8 filed March 4, 1993).
          *4.3           -- Common Stock Purchase Warrant of Meridian dated October
                            16, 1990, issued to Michael J. Mayell (incorporated by
                            reference to Exhibit 10.9 of Meridian's Annual Report on
                            Form 10-K for the year ended December 31, 1991, as
                            amended by Meridian's Form 8 filed March 4, 1993).
          *4.4           -- Registration Rights Agreement dated October 16, 1990,
                            among Meridian, Joseph A. Reeves, Jr. and Michael J.
                            Mayell (incorporated by reference to Exhibit 10.7 of
                            Meridian's Registration Statement on Form S-4, as amended
                            (Reg. No. 33-37488)).
          *4.5           -- Warrant Agreement dated June 7, 1994, between Meridian
                            and Joseph A. Reeves, Jr. (incorporated by reference to
                            Exhibit 4.1 of Meridian's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 1994).
          *4.6           -- Warrant Agreement dated June 7, 1994, between Meridian
                            and Michael J. Mayell (incorporated by reference to
                            Exhibit 4.1 of Meridian's Quarterly Report on Form 10-Q
                            for the quarter ended June 30, 1994).
           4.7           -- Amended and Restated Credit Agreement dated May 22, 1998, among Meridian, the several banks and financial
                            institutions and other entities from time to time parties
                            thereto (the "Lenders"), The Chase Manhattan Bank, as
                            administrative agent for the Lenders, Bankers Trust
                            Company, as syndication agent, Chase Securities Inc., as
                            advisor to Meridian, Chase Securities Inc., B.T. Alex.
                            Brown Incorporated, Toronto Dominion (Texas), Inc. and
                            Credit Lyonnais New York Branch as co-arrangers, and
                            Toronto Dominion (Texas), Inc. and Credit Lyonnais New
                            York Branch, as co-documentation agents (incorporated by
                            reference from Meridian's current report on Form 8-K
                            dated June 30, 1998).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           4.8           -- Second Amended and Restated Guarantee dated June 30,
                            1998, between the Guarantors signatory thereto and The
                            Chase Manhattan Bank, as Administrative Agent for the
                            Lenders (incorporated by reference from Meridian's
                            current report on Form 8-K dated June 30, 1998).
           4.9           -- Amended and Restated Pledge Agreement, dated May 22,
                            1998, between Meridian and The Chase Manhattan Bank, as
                            Administrative Agent (incorporated by reference from
                            Meridian's current report on Form 8-K dated June 30,
                            1998).
           4.10          -- First Amendment to Amended and Restated Pledge Agreement
                            dated June 30, 1998 (incorporated by reference from
                            Meridian's current report on Form 8-K dated June 30,
                            1998).
           4.11          -- Amendment No. 2 dated November 13, 1998 to Amended and
                            Restated Credit Agreement dated May 22, 1998, by and
                            among Meridian, The Chase Manhattan Bank as
                            administrative agent, and the various lenders party
                            thereto (incorporated by reference from Meridian's
                            Quarterly Report on Form 10-Q for the three months ended
                            September 30, 1998).
          *4.12          -- The Meridian Resource Corporation Directors' Stock Option
                            Plan (incorporated by reference to Exhibit 10.5 of
                            Meridian's Annual Report on Form 10-K for the year ended
                            December 31, 1991, as amended by Meridian's Form 8 filed
                            March 4, 1993).
           4.13          -- Stock Rights and Restrictions Agreement dated as of June
                            30, 1998, by and between The Meridian Resource
                            Corporation and Shell Louisiana Onshore Properties Inc.
                            (incorporated by reference from Meridian's Current Report
                            on Form 8-K dated June 30, 1998).
           4.14          -- Registration Rights Agreement dated June 30, 1998, by and between The Meridian Resource Corporation and Shell
                            Louisiana Onshore Properties Inc. (incorporated by
                            reference from Meridian's Current Report on Form 8-K
                            dated June 30, 1998).
          10.1           -- See exhibits 4.2 through 4.14 for additional material
                            contracts.
         *10.2           -- The Meridian Resource Corporation 1990 Stock Option Plan
                            (incorporated by reference to Exhibit 10.6 of Meridian's
                            Annual Report on Form 10-K for the year ended December
                            31, 1991, as amended by Meridian's Form 8 filed March 4,
                            1993).
         *10.3           -- Employment Agreement dated August 18, 1993, between
                            Meridian and Joseph A. Reeves, Jr. (incorporated by
                            reference from Meridian's Annual Report on Form 10-K for
                            the year ended December 31, 1995).
         *10.4           -- Employment Agreement dated August 18, 1993, between
                            Meridian and Michael J. Mayell (incorporated by reference
                            from Meridian's Annual Report on Form 10-K for the year
                            ended December 31, 1995).
         *10.5           -- Form of Indemnification Agreement between Meridian and
                            its executive officers and directors (incorporated by
                            reference to Exhibit 10.6 of Meridian's Annual Report on
                            Form 10-K for the year ended December 31, 1994).
         *10.6           -- Deferred Compensation agreement dated July 31, 1996,
                            between Meridian and Joseph A. Reeves, Jr. (incorporated
                            by reference to Exhibit 10.1 of Meridian's Quarterly
                            Report on Form 10-Q for the quarter ended September 30,
                            1996).
         *10.7           -- Deferred Compensation agreement dated July 31, 1996,
                            between Meridian and Michael J. Mayell (incorporated by
                            reference to Exhibit 10.1 of Meridian's Quarterly Report
                            on Form 10-Q for the quarter ended September 30, 1996).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         *10.8           -- Texas Meridian Resources Corporation 1995 Long-Term
                            Incentive Plan (incorporated by reference to Exhibit 10.6
                            of Meridian's Annual Report on Form 10-K for the
                            year-ended December 31, 1996).
         *10.9           -- Texas Meridian Resources Corporation 1997 Long-Term
                            Incentive Plan (incorporated by reference to Exhibit 10.2
                            of Meridian's Quarterly Report on Form 10-Q for the three
                            months ended June 30, 1997).
         *10.10          -- Cairn Energy USA, Inc. 1993 Directors Stock Option Plan,
                            as amended (incorporated by reference to Exhibit 10.7 of
                            Cairn Energy USA, Inc.'s Registration Statement on Form
                            S-1 (Reg. No.33-64646)).
         *10.11          -- Employment Agreement with Lloyd V. DeLano effective
                            November 5, 1997 (incorporated by reference to Exhibit
                            10.2 of Meridian's Quarterly Report on Form 10-Q for the
                            three months ended September 30, 1998).
         *10.12          -- Employment Agreement with P. Richard Gessinger effective
                            December 1, 1997 (incorporated by reference to Exhibit
                            10.3 of Meridian's Quarterly Report on Form 10-Q for the
                            three months ended September 30, 1998).
         *10.13          -- The Meridian Resource Corporation TMR Employee Trust Well
                            Bonus Plan (incorporated by reference to Exhibit 10.16 of
                            Meridian's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         *10.14          -- The Meridian Resource Corporation Management Well Bonus
                            Plan (incorporated by reference to Exhibit 10.17 of
                            Meridian's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
         *10.15          -- The Meridian Resource Corporation Geoscientist Well Bonus
                            Plan (incorporated by reference to Exhibit 10.18 of
                            Meridian's Annual Report on Form 10-K for the year ended
                            December 31, 1998).
        **12.1           -- Statement re Computation of Ratios.
          21.1           -- Subsidiaries of Meridian (incorporated by reference to
                            Exhibit 21.1 of Meridian's Annual Report on Form 10-K for
                            the year ended December 31, 1998).
        **23.1           -- Consent of Ernst & Young LLP.
        **23.2           -- Consent of T. J. Smith & Company, Inc.
        **23.3           -- Consent of Ryder Scott Company.

---------------

 * Management contract or compensation plan.

** Filed herewith.